UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2007
Medtronic, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

710 Medtronic Parkway Minneapolis,	55432
Minnesota
(Address of principal executive offices)	(Zip Code)

(763) 514-4000 (Registrant’s telephone number, including area code):
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Election of Directors
On June 22, 2007, the Board of Directors of Medtronic, Inc. (the “Company”) elected David L. Calhoun and Kendall J. Powell directors of the Company, effective immediately. Messrs. Calhoun and Powell are both designated as Class III directors and will stand for election by shareholders at the Company’s 2007 Annual Meeting of Shareholders. Mr. Calhoun was appointed to the Corporate Governance Committee, the Audit Committee and the Technology and Quality Committee of the Board of Directors. Mr. Powell was appointed to the Corporate Governance Committee, the Compensation Committee and the Technology and Quality Committee of the Board of Directors. A press release announcing their appointment was issued on June 22, 2007 and is attached hereto as Exhibit 99.1.
In connection with their election to the Board, each of Messrs. Calhoun and Powell received a one-time initial stock option grant for 2,713 shares of our common stock at an exercise price of $51.61 per share, which is equal to the closing price of the Company’s common stock on June 22, 2007, the date of grant. These options expire at the earlier of the tenth anniversary of the grant date or five years after Mr. Calhoun or Mr. Powell ceases to be a Company director, as applicable. In addition, each of Messrs. Calhoun and Powell will also receive the Company’s standard non-employee director compensation for 2006-2007 plan year (September 1, 2006 to August 31, 2007) including:
•	an annual retainer in the amount of $70,000 (subject to a 25% reduction if a director does not attend at least 75% of the total meetings of the Board and Committees on which such director served during the relevant plan year);

•	an annual stock option grant for a number of shares of the Company’s common stock equal to the amount of the annual retainer divided by the closing price of a share of our common stock on the date of grant (which price will also be the exercise price of the option); and

•	on the last day of the plan year, annual deferred stock units (each representing the right to receive one share of the Company’s common stock) equal to the amount of the annual retainer earned divided by the average closing price of a share of our common stock for the last 20 trading days during the plan year;
provided that all such standard compensation for the current plan year will be paid to each of Messrs. Calhoun and Powell on a pro-rata basis. The Board of Directors has approved a change to its director compensation program so the plan period will correspond to the Company’s fiscal year along with an increase in retainers and stipends as described in an exhibit to the Company’s Annual Report on Form 10-K relating to fiscal year 2007. The new plan year will be effective April 26, 2008 (the first day of fiscal year 2009) and will be accomplished by creating a shortened plan year for the period from September 1, 2007 to April 25, 2008.

Since April 29, 2006, the beginning of fiscal year 2007, neither Mr. Calhoun nor Mr. Powell nor any of their immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.
Retirement of Directors
On June 22, 2007, William R. Brody, M.D., Ph.D., whose term is scheduled to expire at the Company’s 2007 Annual Meeting of Shareholders, informed the Company of his intention to retire from the Board of Directors and from any Committee of the Board of Directors on which he serves, effective at the conclusion of the 2007 Annual Meeting. On June 20, 2007, Michael R. Bonsignore informed the Company of his intention to retire from the Board of Directors and from any Committee of the Board of Directors on which he serves, effective at the conclusion of the 2007 Annual Meeting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
Date: June 26, 2007	By	/s/ Terrance Carlson
Terrance Carlson
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX
Medtronic, Inc.
Form 8-K Current Report

Exhibit Number	Description
99.1	Press release dated June 22, 2007